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                                                                    EXHIBIT 18



                    THE LUTHERAN BROTHERHOOD FAMILY OF FUNDS

                     MULTIPLE CLASS EXPENSE ALLOCATION PLAN
                         ADOPTED PURSUANT TO RULE 18F-3


     WHEREAS, The Lutheran Brotherhood Family of Funds, an unincorporated association of the type commonly known as a business trust organized under the laws of the state of Delaware (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, the Trust is authorized to (i) issue shares of beneficial interest (the "Shares") in separate series, with the Shares of each such series representing the interests in a separate portfolio of securities and other assets, and (ii) divide the Shares within each such series into two or more classes;

     WHEREAS, the Trust has established the following portfolio series: Lutheran Brotherhood Opportunity Growth Fund, Lutheran Brotherhood Mid Cap Growth Fund, Lutheran Brotherhood World Growth Fund, Lutheran Brotherhood Fund, Lutheran Brotherhood High Yield Fund, Lutheran Brotherhood Income Fund, Lutheran Brotherhood Municipal Bond Fund and Lutheran Brotherhood Money Market Fund (each series being referred to herein individually and collectively as the "Initial Series" and each such series, together with all other series subsequently established by the Trust and made subject to this Plan, being referred to herein individually and collectively as a "Series"), and each Initial Series has established (and future Series may establish) three classes of Shares thereof designated as the "Class A" Shares, the "Class B" Shares and the "Institutional Class" Shares; and

     WHEREAS, the Board of Trustees as a whole, and the Trustees who are not interested persons of the Trust (as defined in the Act) (the "Qualified Trustees"), having determined in the exercise of their reasonable business judgment that this Plan is in the best interest of each class of each Initial Series and of each Initial Series and the Trust as a whole, have accordingly approved this Plan.

     NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 18f-3 under the Act, on the following terms and conditions:

     1. CLASS DIFFERENCES. Each class of Shares of each Initial Series shall represent interests in the same portfolio of investments of such Initial Series and shall be identical in all respects, except that each class shall differ with respect to: (i) distribution, shareholder and other charges and expenses, as provided for in Sections 2 and 3 of this Plan; (ii) the exclusive right of the Class B Shares to vote on certain matters relating to the Plan of Distribution pursuant to Rule 12b-1 (the "Rule 12b-1 Plan") adopted by the Trust with respect to the Class


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B Shares; (iii) the conversion features of the Class A and Class B
Shares provided for in Section 4 of this Plan; (iv) such other differences relating to eligible investors as may be set forth in the prospectus and statement of additional information of the Initial Series, as the same may be amended or supplemented from time to time (respectively, the "Prospectus" and "SAI"); and (v) the designation of each class of Shares.


     2. DIFFERENCES IN SALES LOAD, DISTRIBUTION AND SHAREHOLDER SERVICES. Class A Shares, Class B Shares and Institutional Class Shares of each Initial Series shall differ in the manner in which such Shares are distributed and in the services provided to shareholders of each such class as follows:

          (a)  Sales Load and Distribution Fee.

               (i) CLASS A SHARES. The Class A Shares (other than Class A Shares of the Lutheran Brotherhood Money Market Fund) shall be subject to a front-end sales charge as set forth in the Prospectus and SAI. The Class A Shares shall not be subject to any distribution fees under Rule 12b-1.

               (ii) CLASS B SHARES. The Class B Shares shall be sold subject to a contingent deferred sales charge ("CDSC") as set forth in the Prospectus and SAI. Class B Shares (other than Class B Shares of the Lutheran Brotherhood Money Market Fund) shall also be subject to an annual fee pursuant to Rule 12b-1 under the Act of up to .75 of 1% of the average daily value of the net assets of the Series allocable to the Class B Shares. Such fee may be used to finance distribution activities in accordance with Rule 12b-1 under the Act and the Rule 12b-1 Plan.

               (iii) INSTITUTIONAL CLASS SHARES. The Institutional Class Shares shall be sold without a sales charge and shall not be subject to any distribution fees under Rule 12b-1.

          (b) Shareholder Services. The Class A Shares shall be subject to an annual fee pursuant to a Shareholder Servicing Plan with respect to the Class A Shares of up to 0.25 of 1% of the average daily value of the net assets of the Initial Series allocable to the Class A Shares. The Class B Shares shall be subject to an annual fee pursuant to a Shareholder Servicing Plan with respect to the Class B Shares of up to 0.25 of 1% of the average daily value of the net assets of the Initial Series allocable to the Class B Shares. Such fees may be used to finance shareholder servicing activities for the applicable class of Shares in accordance with the Shareholder Servicing Plan with respect to such class of Shares adopted by the Trust. The Institutional Class Shares shall not be subject to any shareholder servicing fee unless authorized and implemented hereafter by the Trustees pursuant to an amendment to this Plan and the adoption of a shareholder servicing plan with respect to the Institutional Class Shares.


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     3.   ALLOCATION OF EXPENSES.


          (a) Class Expenses. Expenses of the Series, other than the fees set forth in Section 2 of this Plan, shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Series. Notwithstanding the foregoing, (i) advisory fees, custodial fees and other expenses relating to the management of the Fund's assets ("Management-Related Expenses") shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Series, (ii) expenses of the Institutional Class shares of each Series (other than Management Related Expenses) and, fees set forth in Section 2 of this Plan with respect to Institutional Class shares, if any, shall be specially allocated to such class and (iii) the expenses of the Class A and Class B shares of each series, other than Management-Related Expenses and the fees set forth in Section 2 of this Plan with respect to Class A and Class B shares, shall be allocated to each such class based on the net asset value of such class in relation to the aggregate net asset value of the Class A and Class B shares, such expense allocation to take effect on such date as the Trust obtains a private letter ruling from the Internal Revenue Service approving such allocation or such allocation on advice of Trust Counsel, is otherwise permissible under applicable law. The underwriter, adviser, or other provider of services to a Series may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the Act.

          (b) Certain Prohibited Allocations. Notwithstanding the foregoing, no expense shall be allocated to any particular class of a Series and no waiver or reimbursement of the expenses of a specific class or classes shall be permitted if such allocation, waiver or reimbursement would cause such Series to fail to qualify as a regulated investment company under the Internal Revenue Code of 1986, as amended, or adversely affect its right to claim a dividend paid deduction thereunder.

     4.   CONVERSION PRIVILEGES.

          (a) Class B Shares of each Series shall automatically convert to Class A Shares of the same Series at the end of five years following the issuance of such Class B Shares except that the holding period of Class B Shares of the Lutheran Brotherhood Money Market Fund shall not be counted in calculating such five-year period. All Class B Shares of such Series held by the shareholder at the end of such period that represent the reinvestment of dividends or capital gains distributions shall also be automatically converted to Class A shares at such time. Class B shares of each Series shall convert into Class A shares of the same Series on the basis of the relative net asset value of the two classes, without the imposition of any sales load, fee or other charge. In the event the holders of the Class A shares approve any increase in expenses allocated to the Class A shares under paragraph (a)(i) or (ii) of Rule 18f-3 without the approval of the holders of the Class B Shares, the Trust shall establish a new class of shares into which the Class B Shares will convert in accordance with the provisions of Rule 18f-3 under the Act.

          (b) Class A shares of each Series, including any shares received as dividends or distributions with respect to such shares, shall automatically convert to Institutional Class shares of the same Series if the Class A shareholder is no longer eligible to hold Class A shares. Eligibility requirements for Class A shares are as set forth in the


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Prospectus and SAI. Such automatic conversion shall take place on the basis of the relative net asset value of the two classes, without the imposition of any sales load fee, or other charge following notice to the Class A shareholder of such conversion.


     5. EXCHANGE PRIVILEGE. Shares of a class of a Series may be exchanged for shares of the same class of another Series in the manner described in the Prospectus and SAI.

     6. LIMITATION OF LIABILITY OF THE SHAREHOLDERS AND TRUSTEES. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The adoption of this Plan by the Trustees shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust's Master Trust Agreement.

     7.   TERM AND TERMINATION.

          (a) Initial Series. This Plan shall become effective with respect to each Initial Series as of October 31, 1997, and shall continue in effect with respect to each class of Shares of such Initial Series (subject to Section 7(c) hereof) until terminated in accordance with the provisions of Section 7(c) hereof.

          (b) Additional Series or Classes. This Plan shall become effective with respect to any class of each Initial Series other than the Class A Shares, Class B Shares and Institutional Class shares and with respect to each additional Series or class thereof established by the Trust after the effective date hereof and made subject to this Plan upon commencement of the initial public offering thereof (provided that the Plan has previously been approved with respect to such additional series or class by votes of a majority of both
(i) the Board of Trustees of the Trust and (ii) the Qualified Trustees, cast at a meeting held before the initial public offering of such additional Series or classes thereof), and shall continue in effect with respect to each such additional Series or class (subject to Section 7(c) hereof) until terminated in accordance with the provisions of Section 7(c) hereof. An addendum hereto setting forth such specific and different terms of such additional series of classes shall be attached to this Plan.

          (c) Termination. This Plan may be terminated at any time with respect to the Trust or any Series or class thereof, as the case may be, by vote of a majority of both the Trustees of the Trust and the Qualified Trustees. The Plan may remain in effect with respect to a Series or class thereof even if this Plan has been terminated in accordance with this Section 7(c) with respect to another class of such Series or one or more other Series of the Trust.

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     8.   AMENDMENTS. Any material amendment to this Plan shall require the affirmative vote of a majority of both the Trustees of the Trust and the Qualified Trustees.


Dated as of: September 9, 1997


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